EXHIBIT TO ITEM 77C

Touchstone Tax-Free Trust

At a meeting held on February 12, 2015, the Board of Trustees of the Touchstone Tax-Free Trust approved the reorganization of the Touchstone Tax-Free Money Market Fund into the General Municipal Money Market Fund, a fund managed by Dreyfus Corporation. A shareholder meeting was held on May 8, 2015 for the purpose of approving the reorganization. The meeting was reconvened on June 5, 2015, and shareholders of the Touchstone Tax-Free Money Market Fund approved the reorganization. The results of the voting are as follows:

Touchstone Tax-Free Money Market Fund

For                     Against                              Abstain
13,304,798.000          3,170,096.310                        302,592.590


At a meeting held on March 19, 2015, the Board of Trustees of the Touchstone Tax-Free Trust approved the reorganization of the Touchstone Ohio Tax-Free Money Market Fund into the Federated Ohio Municipal Cash Trust, a fund advised by Federated Investors, Inc. At a shareholder meeting held on May 29, 2015, shareholders of the Touchstone Ohio Tax-Free Money Market Fund approved the reorganization. The results of the voting are as follows:


Touchstone Ohio Tax-Free Money Market Fund


For                       Against                             Abstain
79,836,303.740            2,211.000                          49,908. 670